STOCK EXCHANGE AGREEMENT



                           BY AND AMONG



                    LEGENDS OF THE FAITH, INC.



                          STEVE NICHOLS



                               AND



                           JEFF DUDLEY



                    Dated as of April 12, 2002



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                     STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "Agreement") is entered into as of April 12, 2002, by and among Legends of the Faith, Inc., a Nevada corporation (the "Buyer"), and Steve Nichols and Jeff Dudley (each, a "Seller," and collectively, the "Sellers"). The Buyer and the Sellers are also referred to individually herein as a "Party" and collectively herein as the "Parties."

                      PRELIMINARY STATEMENT

      A. The Sellers in the aggregate own all of the outstanding capital stock of Xtreme Noteboks, Inc., a Nevada corporation (the "Company").

      B. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, two-thirds of the outstanding capital stock of the Company in exchange for cash and shares of the common stock, par value $ .001 per share, of the Buyer ("Buyer Shares").

                            AGREEMENT

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.     PURCHASE AND SALE OF COMPANY SHARES.

      (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, 2,000,000 of the outstanding Company Shares in exchange for the consideration specified below.

      (b) Purchase Price. On and subject to the terms and conditions of this Agreement, the aggregate purchase price (the "Purchase Price") the Buyer agrees to pay to the Sellers shall consist of

              (i) $ 50,000.00 in cash payable by wire transfer or delivery of other immediately available funds to the Sellers; initial payment payable $25,000 45 days after signing of this agreement and the final $25,000 before the 90th day following the signing of this agreement; and

              (ii) stock certificates representing 250,000 fully paid, non-assessable Buyer Shares, delivered upon signing of this Agreement.

      The Purchase Price shall be divided equally between the Sellers.

      (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or before April 15th, 2002 at 1045 Stephanie Way, Minden, NV 89423 at 10:00 a.m., local time, as promptly as reasonably practicable but in no event later than the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date or time as the Parties may mutually determine (the "Closing Date").



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      (d)     Deliveries at the Closing.  At the Closing:

              (i)     the Sellers will deliver to the Buyer:

                      (A) the various certificates, instruments, and documents referred to in Section 6(a);

                      (B) stock certificates representing 2,000,000 of the outstanding Company Shares, endorsed in blank or accompanied by duly executed assignment documents; and

                      (C)     the books and records.

              (ii)     the Buyer will deliver to the Sellers:

                      (A) the various certificates, instruments, and documents referred to in Section 6(b); and

                      (B)     the Purchase Price.

     As additional compensation, the Sellers may receive an additional 250,000 shares of Common Stock of the Buyers Stock if the gross revenue at FY2002 year end (1/31/03) meets or exceeds $2.0 million dollars gross revenue AND 10% net earnings. Further compensation of an additional 500,000 shares of the Buyers Stock (beyond the above) may be awarded if FY2003 year end (1/31/04) revenue meets or exceeds $4.0 million dollars gross revenue AND 10% net earnings.

2.    REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

      (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

              (i) Authorization of Transaction. Each of the Sellers has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

              (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Sellers is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or by which he is bound or to which any of the Sellers' assets are subject.

              (iii)    Investment.

                       (A) The Sellers are not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

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                       (B)     The Buyer Shares have not been registered under
the Securities Act and the rules and regulations thereunder or any state securities laws and the rules and regulations thereunder and, therefore, they may not be offered, sold, pledged, hypothecated or otherwise transferred or disposed of unless they are registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

              (iv) Company Shares. The Sellers hold of record and own beneficially all the outstanding Company Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Sellers are not parties to any option, warrant, purchase right, or other contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Sellers are not parties to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Upon delivery of the Company Shares sold hereunder to the Buyer at the Closing, the Buyer will be the absolute owner of two-thirds of the outstanding Company Shares free, clear, and discharged of and from any and all liens and encumbrances.

              (v) Disclosure. The representations and warranties contained in this Section 3(a) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3(a) not misleading.

      (b) Representations and Warranties of Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

              (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

              (ii) Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

              (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

              (iv) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

              (v) Capitalization. The entire authorized capital stock of the Buyer consists of (A) 100,000,000 Buyer Shares, of which approximately 20,000,000 shares are issued and outstanding and 5,000,000 shares are held in treasury, and (B) 10,000,000 shares of preferred stock, par value $ .01 per share, of which no shares are issued and outstanding and no shares are held in treasury. No other capital stock or equity securities of or interests in the Buyer are authorized or outstanding. All of the issued and outstanding Buyer Shares have been duly authorized, are validly issued, fully paid, and nonassessable. The Buyer Shares to be delivered to

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

Sellers hereunder will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Buyer's charter or bylaws or any agreement to which the Buyer is a party or by which the Buyer is bound.

              (vi)     SEC Filings; Financial Statements.

                       (A) The Buyer has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports, after giving effect to any amendments thereto, (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Securities Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

              (vii) Litigation. The Buyer is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge except as disclosed in the Buyer SEC Reports and except to the extent it will not and could not reasonably be expected to have a material adverse effect on the Buyer. Except as disclosed in the Buyer SEC Reports, the Buyer is not a party or, to the Knowledge of the Buyer and the directors and officers (and employees with responsibility for litigation matters) of the Buyer, is threatened to be made a party to any Proceeding of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator except to the extent that any such Proceeding will not and could not reasonably be expected to have a material adverse effect on the Buyer.

              (viii) Disclosure. The representations and warranties contained in this Section 3(b) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3(b) not misleading.

3.    REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

      The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 3

      (a)     Organization, Qualification, and Corporate Power.

              (i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct its business as currently conducted and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not result in any Liability to any of the Company and would not have a Material Adverse Effect. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except to the extent the failure to have obtained such license, permit or authorization would not have a Material Adverse Effect. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

      (b) Capitalization. The entire authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.001 per share, of which 3,000,000 common shares are issued and outstanding and

                                5
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no common shares are held in treasury.  No other capital stock or equity securities of or interests in the Company is authorized or outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to either the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of either the Company.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

      (d) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

      (e) Subsidiaries. The Company has no Subsidiaries and does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

      (f) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 2001 (the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended March 31, 2002 (the "Most Recent Fiscal Month End") for the Company. All of the foregoing Financial Statements present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the respective books and records of the Company (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

      (g) Undisclosed Liabilities. The Company has no Liability (and to the Knowledge of any of the Sellers and the directors and officers of the Company there is no Basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).


                                6
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      (h)     Legal Compliance.  The Company and its predecessors and
Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) except to the extent that noncompliance will not and could not reasonably be expected to have a Material Adverse Effect, and no Proceeding, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

      (I)     Tax Matters.

              (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

              (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

              (iii) Neither the Sellers nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and since January 1, 2000.

              (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (j)     Real Property. The Company does not own any real property.

      (k)     Intellectual Property.

              (i) The Company owns or has a right to use all Intellectual Property, free and clear of any and all liens and other encumbrances of any kind, except where the failure to own or have a right to use such property or such lien or encumbrance would not have a Material Adverse Effect. The use of the Company Intellectual Property by the Company does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, domain name, patent, service mark, brand mark, brand name, database, industrial design, trade secrets, technology, software, customer lists, copyright or any pending application therefor of any other Person (collectively, "Intangible Rights"), and the Sellers and the directors and officers (and employees with responsibility for intellectual property matters) of the Company do not have Knowledge of any claims thereof. The use of all Company Intellectual Property will not be adversely affected by the transactions contemplated in this Agreement.

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

              (ii) The Company has made use of all copies of the Licensed Software in its possession as permitted by the respective license agreements in all material respects. The Company has complied with all material provisions of the license, lease or other similar agreement pursuant to which it has rights to use the Licensed Software, except where non-compliance would not have a Material Adverse Effect.

              (iii) The transactions contemplated hereby will not cause a breach of, default under or otherwise trigger a right to terminate any license agreement by which the Company licenses any Licensed Software or Owned Software or impair Company's ability to use the Licensed Software or license the Owned Software in the same manner as such software is currently used or licensed in the business of the Company, except where such breach, default or right would not have a Material Adverse Effect.

      (l) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on the Most Recent Financial Statements and are valid receivables subject to no setoffs or counterclaims, are current and collectible within 90 days after the Closing, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

      (m)     Powers of Attorney.  There are no outstanding powers of attorney
executed on behalf of the                          Company.


      (n)     Litigation.   The Company has no outstanding litigation.

      (o)     Employees.  The Company has no employees.

      (p) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

      (q) Books and Records. The books of account, minute books, equity record books and other records of the Company, all of which have been made available to Buyer prior to Closing, are accurate and complete in all material respects and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. Each transaction of the is properly and accurately recorded on the books and records of the Company, and each document (including any contract or other agreement, invoice or receipt) on which entries in the Company's books and records are based is accurate and complete in all material respects. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Company's stockholders, directors and directors' committees, respectively, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books. Prior to or at the time of the Closing, all of those books and records will be delivered to Buyer.

      (r) Disclosure. This Agreement and the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to the Buyer by or on behalf of the Sellers and the Company with respect to the transactions contemplated in this Agreement are complete and authentic and do not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

4.    PRE-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

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      (a)     General.  Each of the Parties will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement; provided, however, that the Buyer will not be required to make any material change to its business, dispose of any material asset, expend material funds, incur any material burden or take actions that will result in a material adverse change in the benefits to the Buyer of the Agreement.

5.    POST-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under this Agreement). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to any of the Company subject to the Sellers being hereby entitled to request and receive (to the extent such documents, books, records, agreements, and financial data have not been destroyed) any copies thereof they in good faith believe to be necessary or prudent in respect of their obligations or Liabilities hereunder or with respect to any domestic or foreign Tax obligations or Tax Returns. The Buyer acknowledges and agrees that from and after the Closing the Buyer will keep and maintain all documents, books, records (including tax records), agreements, and financial data of the Company for the same length of time and in the same manner as the Buyer currently keeps and maintains such materials.

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, Proceeding, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will cooperate with him or it and his or its counsel in the contest or defense, making available their personnel, and providing such testimony and access to his or its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8).

      (c)     Noncompetition, Nonsolicitation and Confidentiality.

              (i) Confidentiality. The Parties shall keep confidential the existence of this Agreement, the transactions described herein and all information concerning the Company Activities. The provisions of this Section 6(d)(i) shall not apply with respect to any information which (a) was already known by one Party when such information was received from the other Party,
(b) was available to the general public at the time of such receipt, (c) subsequently becomes known to the general public through no fault or omission by a Party, (d) is subsequently disclosed by a third party which has the bona fide right to make such disclosure, (e) is disclosed by the Buyer to potential lenders and investors who agree to keep such information confidential, (f) is required to be disclosed by law or a governmental agency, or (g) is required to be disclosed in order to enforce this Agreement.

              (ii) Trade Secrets. The Sellers shall hold in confidence at all times after the date hereof all Trade Secrets related to the Company, the Buyer and any of either of their Affiliates and shall not disclose, publish or make use of those Trade Secrets at any time after the date hereof, without the prior written consent of the Buyer, except (a) any information or document required to be disclosed by law or (b) information that becomes public knowledge through means other than an act of the Sellers. Nothing in this Agreement shall diminish the rights of any Party regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.


6.    CONDITIONS TO OBLIGATION TO CLOSE.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 3(a) and Section 4 shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Sellers and the Company shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

              (iii) the Company shall have procured all of the third party consents.


              (iv) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

      (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 3(b) shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

7.    TAX MATTERS.

      The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:

      (a)     Cooperation on Tax Matters.

              (i) The Sellers shall cooperate fully, as and to the extent reasonably requested by the Buyer, in connection with the filing of Tax Returns pursuant to this Section and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the Buyer's request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

              (ii) The Buyer and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

              (iii) The Buyer and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

              (iv) The Company shall prepare or cause to be prepared all Tax Returns for the Company required to be filed after the Closing Date.

      (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be borne by the Sellers when due. The Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

8.    MISCELLANEOUS.

      (a) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

      (b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

      (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (e) Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the Party making the same, shall specify the section hereunder pursuant to which it is given or being made, and shall be delivered personally, by telecopy or by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:

If to the Sellers:
_____________________________________
_____________________________________
_____________________________________
Telephone No.:_______________________
Facsimile No.:_______________________
E-mail:______________________________

If to the Buyer:
_____________________________________
_____________________________________
_____________________________________

Telephone No.:_______________________
Facsimile No.:_______________________
E-mail:______________________________


      (f) Controlling Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law provisions, statutes, regulations or principles of this or any other jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Nevada for any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other jurisdiction to venue therein).

      (g) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Furthermore, in lieu of such invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      (i) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Company has not borne and will not bear any of the costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

      (j) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall

                                12
<PAGE

have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (k) Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (l) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(o)), in addition to any other remedy to which they may be entitled, at law or in equity.


      The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                LEGENDS OF THE FAITH, INC.



                                    /s/ Gene Jackson
                                By:________________________________________
                                Name:  Gene Jackson
                                Title:    President


                                /s/ Steve Nichols
                                ___________________________________________
                                Steve Nichols


                                /s/ Jeff Dudley
                                ___________________________________________
                                Jeff Dudley

                             ANNEX I


Reference is made to the Letter of Intent signed between Buyers and Sellers. The Letter of Intent is hereby incorporated and referenced to as Annex I.

                            EXHIBIT A

                       Financial Statements